Exhibit 99.1

MacroGenics Regains European and Other Regional Rights to Enoblituzumab
-	Servier does not exercise option to license rights for enoblituzumab in its specified territories
-	MacroGenics advances enoblituzumab and pursues integrated B7-H3 franchise strategy

ROCKVILLE, MD -- Oct. 28, 2015 — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases, today announced that Servier has given MacroGenics notice that it will not exercise its option to license regional rights for enoblituzumab (MGA271), a clinical-stage monoclonal antibody targeting B7-H3, a member of the B7 family of immune regulators. As a result, MacroGenics now controls worldwide rights to all programs within its B7-H3 franchise.
"Enoblituzumab is the cornerstone of MacroGenics' B7-H3 franchise, a portfolio of complementary therapeutic product candidates aimed at a promising immune regulatory target," said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. "As we highlighted at our recent R&D Day, we have significantly expanded our research and development efforts across B7-H3-directed therapies, including the advancement of MGD009, a B7-H3 x CD3 bispecific DART® molecule, into the clinic, as well as research efforts around a B7-H3-targeted antibody drug conjugate. Servier's decision enables us to integrate development and commercial strategies across these assets in the future."
Enoblituzumab is currently being evaluated in patients with a variety of tumor types in three clinical studies, including a monotherapy trial as well as in combination with either ipilimumab or pembrolizumab. In October 2015, MacroGenics provided an overview of initial clinical data from the ongoing monotherapy trial of enoblituzumab. Results presented to date suggest that enoblituzumab is well tolerated and tumor regression has been observed in heavily-treated patients across different tumor types, including prostate and bladder cancer, as well as in melanoma patients who have progressed following treatment with one or more checkpoint inhibitor therapies. In addition, evidence of T-cell immunomodulatory function has been observed in patients treated with enoblituzumab. Data from the ongoing monotherapy trial will be presented as a late-breaking abstract session at the 2015 Society for Immunotherapy of Cancer (SITC) Annual Meeting on November 7, 2015.
In November 2011, MacroGenics entered into an agreement with Servier regarding enoblituzumab. Under the terms of that agreement, MacroGenics retained full development and commercialization rights to enoblituzumab in the United States, Canada, Mexico, Japan, Korea and India. Servier obtained an option to develop and commercialize enoblituzumab in Europe and other countries. Servier was required to exercise this option within 90 days after receipt of a data package delivered in July 2015 containing initial monotherapy data. Because Servier has not exercised this option, the agreement is now expired and MacroGenics controls worldwide development and commercialization rights to enoblituzumab. The collaboration with Servier related to the development of Dual-Affinity Re-Targeting, or DART, molecules is unaffected by this decision.
About MacroGenics' B7-H3 Franchise and Enoblituzumab
MacroGenics is pursuing therapeutic product candidates utilizing three different and complementary mechanisms of action targeting B7-H3, an immunomodulatory molecule expressed in a broad range of tumor types. The leading program, enoblituzumab, is an Fc-optimized monoclonal antibody directed against B7-H3 and currently in clinical testing against a variety of tumor targets, both as monotherapy and in combination with either ipilimumab or pembrolizumab. The second program, MGD009, also in clinical testing, is a bispecific DART molecule designed to target tumors expressing B7-H3 by recruiting and expanding T cells at the tumor site. The third program, currently in pre-clinical development, is an antibody-drug conjugate (ADC) directed against solid tumors expressing B7-H3. MacroGenics retains worldwide development and commercialization rights to all three of these programs.

About MacroGenics, Inc.
MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases. The Company generates its pipeline of product candidates from its proprietary suite of next-generation antibody-based technology platforms. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. DART, MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company's product candidates and other risk factors described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

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Contacts:
Jim Karrels, Senior Vice President, CFO
 MacroGenics, Inc.
1-301-251-5172, info@macrogenics.com

Karen Sharma, Vice President
 MacDougall Biomedical Communications
1-781-235-3060, ksharma@macbiocom.com